(d)(16)
                      MINING SERVICES INTERNATIONAL, CORP.
                       MANAGERS DEFERRED COMPENSATION PLAN


         THIS   MINING   SERVICES   INTERNATIONAL,   CORP.   MANAGERS   DEFERRED
COMPENSATION PLAN (the "Plan") is established effective as of January 1, 2001, by Mining Services International, Corp. (the "Company"), a Utah corporation.

                                    RECITALS
                                    --------

         1. The Company intends to sell certain of its assets pursuant to that certain Asset Purchase Agreement (the "Agreement") by and among Union Espanola de Explosivos, S.A. ("UEE-Spain"), Union Espanola de Explosivos - MSI International, S.A. ("UEE-MSI"), UMSI Acquisition Co. (together with UEE-Spain and UEE-MSI, collectively known as "UEE"), dated November 30, 2000.

         2. In connection with the asset sale under the Agreement (the "Transaction") and in recognition of the significant services rendered and to be rendered by Company management, the Company desires to establish and maintain a nonqualified, unfunded plan for the purpose of providing deferred compensation to certain select management and highly compensated employees of the Company after the Transaction.

         3. It is the intent of the Company that the Plan be deemed a "top hat" plan under ERISA and the Plan should be construed consistent with that intent.

         NOW, THEREFORE, the Company hereby adopts the Plan as follows:

         1. Definitions. In addition to the terms defined in the preceding recitals, the following definitions shall apply for purposes of the Plan:

              a. Agreement shall mean the Asset Purchase Agreement dated November 30, 2000 by and among the Company and UEE.


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              b. Company shall mean Mining Services International, Corp.

              c. Deferred Amount shall mean the amount of deferred compensation payable to a Manager upon satisfaction of the terms and conditions of the Plan. Each Manager's Deferred Amount is set forth opposite his name on Exhibit "A" attached hereto.

              d. Employer shall mean the Company prior to the Transaction Date and UEE on and after the Transaction Date, provided UEE has assumed liability under this Plan in accordance with the Agreement.

              e. Manager shall mean the individuals listed on Exhibit "A" attached hereto. No person other than an individual named on Exhibit "A" shall be eligible to participate in the Plan or to become a Manager.

              f. Transaction shall mean the sale of assets by the Company to UEE pursuant to the Agreement.

              g. Transaction Date shall mean the "closing date" of the Transaction under the Agreement.

         2. Effect on Employment of Manager. The Plan does not supersede or revoke any written employment contract that may exist between the Employer and the Manager. In the event of a conflict between the terms of the Plan and any employment contract, the terms of the employment contract shall control. Nothing contained herein shall be construed as conferring upon the Manager the right to continue in the employ of the Employer in any capacity.

         3. Deferred Compensation. Contingent upon consummation of the Transaction, each Manager shall be entitled to receive as deferred compensation his Deferred Amount according to the terms of the Plan. Any provision herein to the contrary notwithstanding, the Company shall have no liability or obligation for any Deferred Amount or other payment or benefit hereunder after the Transaction Date.

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         4.  Deferred  Amounts.  All  Deferred  Amounts  shall be subject to the following conditions:

              a. Unsecured Liability. Each Manager's Deferred Account shall represent an unfunded, unsecured contingent liability of the Employer that is payable solely from the general assets of the Employer, subject to the claims of the Employer's creditors.

              b. Prohibition Against Funding. The Employer shall not cause any amount to be set aside or placed in a trust account or escrow account for the benefit of a Manager hereunder, or otherwise secure the Deferred Amounts in a manner that results in the Deferred Amounts being treated as funded under the Employee Retirement Income Security Act of 1974.

              c. Property Interest of Manager. No Manager or his successors shall have or acquire any property interest whatsoever in any specific assets or income of the Employer pursuant to the Plan.

              d. Prohibition Against Use as Collateral or Assignment. No Manager shall have right, power or privilege to use any portion of his Deferred Amount as security or collateral for a loan from any person, nor may a Manager assign or pledge the right to receive any Deferred Amount. Moreover, no Manager shall have the right to transfer, modify, anticipate, or encumber any benefits or rights hereunder, and no Deferred Amount payable hereunder shall be subject to execution, attachment or other court process or shall be transferable by operation of law in the event the Manager becomes insolvent or bankrupt or for any other reason.

         5. Events Triggering Payment of Deferred Compensation. A Manager shall not receive, nor be entitled to receive, any payment of Deferred Amounts unless
(a) the Transaction is consummated, (b) the Manager transfers employment to UEE in connection with the Transaction, and (c) the Manager either remains continuously employed by UEE until the fifth anniversary of the Transaction Date or ceases employment with UEE prior to that fifth anniversary date for reasons

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other than  "termination  for cause" and  "termination  without good reason" (as defined in the Manager's employment and/or stockholders agreement with UEE).

         6. Time and Method of Payment of Deferred Amount. Any and all Deferred Amounts payable hereunder shall be paid in a lump sum cash payment by the Employer as soon as practicable after the fifth anniversary of the Transaction Date.

         7. Payments to Other Persons. The Employer shall only be required to pay amounts due under the Plan to the Manager or, if deceased or disabled, to his legal representative (custodian, personal representative, etc.)

         8. Administration. The Employer shall have full discretionary power and authority to interpret, construe and administer the Plan and take all such actions as are necessary in connection therewith. No employee, representative or agent of the Employer shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith.

         9. Claims Procedure.

              a. Initial Claim. Should any Manager fail to receive any amount to which the Manager believes he is entitled, the Manager or his authorized representative may file a claim in writing with the Employer.

         If a claim is wholly or partially denied, a written notice of the decision shall be furnished to the Manager by the Employer, as applicable, no more than ninety (90) days after receipt of the claim, which notice shall include the following information:

                   (1) The specific reason or reasons for the denial;

                   (2) Specific reference to the pertinent provisions of the Plan upon which the denial is based;

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                   (3) A description of any  additional  material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                   (4) An explanation of the claim review procedures as outlined in the Plan.

              b. Claim Appeal. In order that a Manager may appeal a denial of a claim, the Manager or his duly authorized representative:

                   (1) may request a review by written application submitted to the Employer, as applicable, not later than 60 days after receipt by the Manager of written notification of denial of a claim;

                   (2) may review pertinent documents; and

                   (3) may submit issues and comments in writing.

         A decision on review of a denied claim shall be made by the Employer not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.

         10. Disclaimer. The Company intends that the Plan shall establish a plan deferred of compensation. However, the Company makes no representation or warranty of any nature or kind whatever relative to the binding nature of the Plan with respect to any law, statute, rule, regulation, decree or like determination and, specifically, without limitation, the Company disclaims any warranty or representation regarding the validity of the Plan or the purpose intended hereunder with regard to any section of any tax code, law, regulation, ruling, statute or decree of any taxing entity of the United States Government or of any of its individual states or subdivisions thereof.

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         11. Amendment and Termination. The Employer may amend or terminate this
Plan at any time but only if such action is either approved in writing by all affected Managers or does not have a material adverse affect on any Manager. Any provision herein to the contrary notwithstanding, this Plan shall terminate automatically and all benefits hereunder shall lapse if the Transaction is not consummated by December 31, 2001.

         12. Applicable Law. The Plan shall be construed in accordance with and governed by applicable federal laws and the laws of Utah.

         IN WITNESS WHEREOF, the Company has executed the Plan effective as of the date written above.

                                            "COMPANY"

                                            Mining Services International, Corp.


                                            By ________________________________

                                            Title _____________________________

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                                   EXHIBIT "A"

                                       to

                      MINING SERVICES INTERNATIONAL, CORP.
                       MANAGERS DEFERRED COMPENSATION PLAN




               Name of Manager                                      Amount
               ---------------                                      ------

               Richard Clayton                                      85,000

               Mitchell Green                                       50,000

               Douglas Later                                        75,000

               Duane Moss                                          115,000

               Wade Newman                                          35,000

               John O'Brien                                         50,000

               David Reddick                                       115,000


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